UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Family Dollar Stores, Inc.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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INTRODUCTION

This supplement, which we refer to as the proxy statement supplement, supplements and amends the proxy statement/prospectus dated October 28, 2014 related to the special meeting of Family Dollar to vote on the adoption of the merger agreement with Dollar Tree, Inc., which we refer to as the proxy statement/prospectus. This proxy statement supplement is being provided to you in order to update the table of selected historical consolidated financial data for Family Dollar to include selected historical consolidated financial data for Family Dollar with respect to the fiscal year 2014 year-end financial statements reported in Family Dollar’s Annual Report on Form 10-K for the year ending August 30, 2014, which was filed with the Securities and Exchange Commission after the mailing of the proxy statement/prospectus. This proxy statement supplement also includes the number of shares of Family Dollar common stock outstanding as of October 30, 2014, the record date for the special meeting. Except as described below, the information provided in the proxy statement/prospectus continues to apply. To the extent information below differs from, updates or conflicts with information contained in the proxy statement/prospectus, the information below is the more current information and supersedes the information in the proxy statement/prospectus. Family Dollar urges you to carefully read the proxy statement supplement and the proxy statement/prospectus in their entirety, including the annexes and information incorporated by reference therein.

SUPPLEMENT NO. 1 DATED NOVEMBER 3, 2014 TO

PROXY STATEMENT/PROSPECTUS

The section titled “SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF FAMILY DOLLAR” on pages 31and 32 of the proxy statement/prospectus is hereby amended and replaced with the following information.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF FAMILY DOLLAR

The following table presents selected historical consolidated financial data for Family Dollar as of and for the years ended August 30, 2014, August 31, 2013, August 25, 2012, August 27, 2011 and August 28, 2010. Fiscal 2013 included 53 weeks, commensurate with the retail calendar, while all other fiscal years reported in the table contain 52 weeks. This information has been derived from Family Dollar’s audited consolidated financial statements.

You should not assume the results of operations for any past periods indicate results for any future period. You should read this information in conjunction with Family Dollar’s consolidated financial statements and related notes thereto included in Family Dollar’s Annual Report on Form 10-K for the fiscal year ended August 30, 2014, which is incorporated by reference into the proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 194 of the proxy statement/prospectus.

For the year ended August 30, 2014, cost of sales includes restructuring costs of $11.9 million and selling, general and administrative expenses includes restructuring costs of $78.2 million related to a series of restructuring initiatives, including plans to close approximately 377 underperforming stores and $9.4 million in expenses related to Family Dollar’s merger agreement with Dollar Tree.

For the year ended August 31, 2013, cost of sales includes the impact of a $5 million favorable accounting adjustment related to certain vendor allowances.

For the year ended August 25, 2012, selling, general and administrative expenses includes the impact of a litigation charge of $11.5 million.

Comparable store sales growth describes the change in net sales in any period for stores that are considered comparable to the prior period. Comparable store sales include net sales at stores that have been open more than 13 months. A store becomes comparable the first calendar week it has sales after 13 months of being opened. Stores that have been renovated, relocated, or expanded are included in the comparable store sales calculation to the extent they had sales during comparable weeks in each year.

Net sales per square foot was calculated based on total sales for the year divided by the average selling square footage during the year, including the end of the fiscal year, the beginning of the fiscal year, and the end of each of the three interim fiscal quarters. Comparable store sales represent the change in sales attributable to stores open in both the current and prior years, whereas sales per square foot represents total net sales divided by the average total selling square footage. As a result, all stores are included in the sales per square foot calculation, including stores without a full year of sales.

Amounts in the following tables are in millions, except per share data, number of stores data and net sales per selling square foot data.

	Year Ended
	August 30, 2014	August 31, 2013	August 25, 2012	August 27, 2011	August 28, 2010
Income Statement Data:
Net sales	$10,489.3	$10,391.5	$9,331.0	$8,547.8	$7,867.0
Gross profit	3,531.3	3,554.8	3,259.9	3,032.3	2,808.0
Selling, general and administrative expenses	3,109.8	2,866.8	2,595.7	2,409.5	2,234.3
Operating income	421.5	688.0	664.2	622.8	573.7
Net income	284.5	443.6	422.2	388.4	358.1
Per Share Data:
Diluted net income per common share	$2.49	$3.83	$3.58	$3.12	$2.62
Diluted net income per share increase (decrease)	(35.0)%	7.0%	14.7%	19.1%	26.6%
Dividends declared per common share	$1.14	$0.94	$0.60	$0.695	$0.60

	As of
	August 30, 2014	August 31, 2013	August 25, 2012	August 27, 2011	August 28, 2010
Balance Sheet Data:
Cash and cash equivalents and short-term investments	$148.6	$145.0	$98.6	$237.4	$503.1
Working capital	973.0	776.8	702.5	516.8	641.5
Total assets	3,857.3	3,709.9	3,373.1	2,996.2	2,968.1
Total debt	500.4	516.5	547.5	548.6	250.0
Shareholders’ equity	$1,665.7	$1,599.1	$1,297.6	$1,087.1	$1,421.6
Book value per share	$14.61	$13.89	$11.25	$9.26	$10.90

	Year Ended
	August 30, 2014	August 31, 2013	August 25, 2012	August 27, 2011	August 28, 2010
Selected Operating Data:
Number of stores open at end of period	8,042	7,916	7,442	7,023	6,785
Selling square footage at end of period	58.1	56.8	53.2	50.0	48.2
Selling square footage annual growth	2.3%	6.8%	6.4%	3.7%	2.3%
Net sales annual growth	0.9%	11.4%	9.2%	8.7%	6.3%
Comparable store net sales increase (decrease)	(2.1)%	3.0%	4.7%	5.5%	4.8%
Net sales per selling square foot	$180	$189	$181	$174	$165

The proxy statement/prospectus is hereby supplemented and amended to (i) add the following sentence at the end of the answer to the first question posed on page 8 of the proxy statement/prospectus, (ii) to strike the second sentence in the first paragraph in the section titled “SUMMARY—Information About the Special Meeting—Record Date and Quorum” on page 20 of the proxy statement/prospectus and replace it with the following sentence, and (iii) to strike the third sentence in the first paragraph in the section titled “INFORMATION ABOUT THE SPECIAL MEETING—Record Date and Quorum” on page 61 of the proxy statement/prospectus and replace it with the following sentence.

As of the record date for the special meeting, October 30, 2014, there were 114,350,720 shares of Family Dollar common stock outstanding and entitled to vote and, accordingly, 57,175,361 shares of Family Dollar common stock must vote to adopt the merger agreement for the merger to occur.